Exhibit 99.1
Contacts
ImaRx Therapeutics
The Ruth Group (investors/media)
Sara Ephraim/Jason Rando
sephraim@theruthgroup.com
jrando@theruthgroup.com
IMARX THERAPEUTICS AND MICROBIX BIOSYSTEMS TERMINATE
LETTER OF INTENT FOR SALE OF UROKINASE
ImaRx to Identify Alternative Strategies to Maximize Shareholder Value
TUCSON, AZ - (June 11, 2008) –ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today announced that it has agreed with Microbix Biosystems (TSX: MBX) to terminate the previously announced non-binding letter of intent in which Microbix Biosystems offered to acquire ImaRx’s urokinase inventory and related assets from ImaRx for $17 million in cash.
Two recent events prompted this decision:
•	Microbix has been unable to raise the funds required to close the intended transaction; and

•	ImaRx received the previously announced “approvable” letter from the FDA on May 13, 2008, indicating that additional testing would be required for approval of ImaRx’s urokinase stability testing program and release of labeled vials of urokinase.
As a result of these events, the two companies have agreed to terminate the letter of intent relating to the sale of ImaRx’s urokinase business, including those relating to exclusivity and break-up fees.
The Company intends to complete additional urokinase stability testing and submit the data to the FDA within the next 90 days. If the data are sufficient for the FDA to approve a lot release, the Company may be in a position to begin sales of its labeled vials of urokinase with extended expiration dating in the fourth quarter of this year. Release of future lots with expiration dating beyond the currently labeled vials will be contingent upon FDA approval of the stability testing program and FDA acceptance of the testing results. Even if the stability testing program is accepted and the testing results are favorable, it is uncertain whether or to what extent the FDA might approve extended expiration dating for ImaRx’s inventory of unlabeled urokinase vials.
Following a comprehensive review and consideration of these recent events, the Company’s cash position, commercial and development programs as well as external market conditions, ImaRx’s Board of Directors and management have determined that it is in the best interests of the Company to identify and evaluate alternative strategies to maximize shareholder value. The Company intends to explore strategic alternatives for its commercial urokinase assets, clinical-stage SonoLysis program as well as its other company assets. Concurrent with this strategy, ImaRx will immediately reduce its workforce in order to preserve additional cash. Bradford Zakes, the Company’s President and CEO, will continue in his role and other key employees will be retained as consultants to support the strategic process.
Mr. Zakes stated, “While these recent events are disappointing, we believe there is significant value in our urokinase business, SonoLysis program and other assets. Steps are being taken to conserve cash while we identify, evaluate and pursue alternative strategies to maximize shareholder value.”
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company focused on the commercialization and development therapies for vascular disorders. The Company’s commercialization efforts are currently focused on its product, urokinase for the treatment of acute massive pulmonary embolism. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward looking statements include the Company’s intention to complete additional urokinase stability testing and submit the data to the FDA within the next 90 days; the Company may be in a position to begin sales of its labeled vials of urokinase with extended expiration dating in the fourth quarter of this year; and its efforts evaluate alternative strategies to maximize shareholder value. These forward-looking statements represent ImaRx’s judgment as of the date of this press release, and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the following: the FDA may not release the lots of urokinase for commercialization; the Company may not successfully identify any strategic options before running out of cash; such strategic options if identified may not be successful and hence shareholder value may not be enhanced. Additional risks and uncertainties related to ImaRx can be found in its filings with the U.S. Securities and Exchange Commission. This press release is as of June 11, 2008 and the Company disclaims any intent or obligation to update these forward-looking statements.
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